Exhibit 99.1

To:	Directors and Executive Officers of Bristol-Myers Squibb Company

Date:	December 9, 2009

Subject:	Updated Notice of Possible Blackout Period and Regulation BTR Trading Restrictions

On November 30, 2009, a blackout notice (the “Original Blackout Notice”) was delivered to you explaining that directors and executive officers of Bristol-Myers Squibb Company (“BMS”) may be prevented from buying or selling shares of BMS common stock (“BMS Shares”) during a potential “blackout period” with respect to the Bristol-Myers Squibb Company Savings and Investment Program, the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program, the Bristol-Myers Squibb Company Employee Incentive Thrift Plan, the Mead Johnson & Company Retirement Savings Plan and the Mead Johnson Nutrition (Puerto Rico) Inc. Retirement Savings Plan (collectively, the “Plans”). The Original Blackout Notice provided that a blackout period will apply if 50% or more of the participants in the Plans direct the trustee for the relevant Plan (or its designated agent) to tender some or all of the BMS Shares held in the Bristol-Myers Squibb Company Stock Fund (the “BMS Stock Fund”) and attributable to their Plan accounts, in connection with BMS’s anticipated offer to exchange 170.0 million shares of class A common stock of Mead Johnson Nutrition Company that it owns for BMS Shares, pursuant to the Prospectus, dated November 16, 2009 (the “Offer”).

The Original Blackout Notice stated that the blackout period (if it occurs) was expected to begin on December 9, 2009 at 4 p.m. Eastern Time and was expected to end during the week of December 28, 2009. The purpose of this notice (the “Updated Blackout Notice”) is to inform you that the potential blackout period is now expected to begin on December 14, 2009 at 4 p.m. Eastern Time and end during the week of January 4, 2010. The beginning and ending dates of the potential blackout period were changed because the Offer’s expiration has been extended from December 14, 2009 to December 17, 2009. You will be notified directly in the event that there are further changes to these dates.

As previously advised, the blackout period may occur because, in connection with administering the tender of Plan shares, the trustee of the relevant Plan (or its designated agent) will impose restrictions on certain transactions involving the tendering participants’ accounts and the BMS Stock Fund for a certain period of time. During this time, tendering participants will be unable to exchange their account balances out of the BMS Stock Fund, obtain any distributions, obtain withdrawals of account balances invested in the BMS Stock Fund or obtain loans from the BMS Stock Fund.

Section 306(a) of the Sarbanes-Oxley Act and Regulation BTR (i.e., the Blackout Trading Restriction), promulgated by the Securities and Exchange Commission (“SEC”), generally require a blackout period to be imposed during which directors and executive officers are subject to trading restrictions if 50% or more of the participants in all individual account plans of an issuer are prohibited from engaging in transactions with respect to the issuer’s equity securities in their plan accounts for more than three consecutive business days, and also generally require that we provide you and the SEC with advance notice of such a blackout period.

Consequently, although we are unable to gauge at this time whether 50% or more of the Plan participants will actually participate in the Offer (and thus whether a blackout period will actually occur), we are required nevertheless to plan for the institution of a blackout period under the terms and conditions set forth in this Updated Blackout Notice. If we determine that fewer than 50% of the Plan participants actually direct the trustee for the relevant Plan (or its designated agent) to exchange some or all of the BMS Shares attributable to their Plan accounts, we will notify you promptly, and in such a case, no blackout period will actually be implemented and the trading restrictions described herein will not apply.

If a blackout period occurs and we are required to implement trading restrictions, whether or not you participate in the Plans, your ability to exercise and/or receive BMS stock options or other BMS equity awards or otherwise trade in BMS Shares held outside of the Plans will be restricted during the blackout period. Specifically, you will be prohibited from directly or indirectly purchasing, selling, acquiring or transferring any BMS Share or derivative security with respect to BMS Shares that you acquired in connection with your service or employment as a director or executive officer of BMS (or any successor or subsidiary corporation).

The trading restrictions will not apply to BMS Shares that were not acquired in connection with your service as a director or executive officer. You should note, however, that there is a rebuttable presumption that any BMS Shares sold during a blackout period are not exempt from the rule (i.e., you will bear the burden of proving that the securities were not “acquired in connection with service or employment”). In addition, the SEC’s rules provide a limited number of exemptions from the trading restriction; most notably these include bona fide gift transactions and purchases or sales under qualified “10b5-1 plans”. We strongly recommend that you consult with us before entering into any transaction in BMS Shares during the blackout period.

Please note that trading restrictions implemented because of a blackout period are in addition to any trading restrictions under BMS’s Insider Trading Policy (the “Insider Trading Policy”). If the blackout period is implemented, then after such period ends, you will be permitted to resume transactions in BMS Shares, subject to the requirements of the Insider Trading Policy.

Questions regarding this Updated Blackout Notice, the Original Blackout Notice or the possible blackout period (including questions regarding when the blackout period has ended) may be directed to:

Sonia Vora

Senior Counsel & Assistant Corporate Secretary

345 Park Avenue

New York, NY 10154

(212) 546-4111

Important Legal Information

No statement in this document is an offer to purchase or a solicitation of an offer to sell securities. The solicitation and the offer to buy BMS Shares are made only pursuant to the Offer described in the Prospectus, dated November 16, 2009. The Prospectus contains important information that should be read carefully before any decision is made with respect to the Offer. Such materials have been made available to BMS’s stockholders at no expense to them. In addition, such materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s Web site: www.sec.gov.